July 1, 2024 Denis K. Sheahan 35 Crescent Avenue Scituate, MA 02066 Dear Denis, This offer letter provides additional information about your role with Eastern after the merger. As previously communicated to you in a letter dated September 19, 2023, we are delighted that you will join us as Chief Executive Officer beginning July 13, 2024, following the merger effective date. Your compensation will be paid at a bi-weekly rate of $30,769, which equates to approximately $800,000 annually. In addition to your core compensation, you will be eligible to participate in the Management Incentive Plan at a target of 90% of your eligible annual base salary. Incentive payments under this program are based on performance against pre-established goals. To be eligible for a payout, you must be employed with Eastern Bank at the time of payout. This is only a brief summary of the plan. More specific information is contained in the Plan Document, which governs the administration of the plan. You will also be eligible to participate in the Eastern Bankshares, Inc. 2021 Equity Incentive Plan at a target of 135% of your annual base salary. Equity awards are normally granted each March, and we anticipate that your first award would be granted in the third quarter of 2024. We anticipate that 60% of this equity grant will be comprised of performance share units, calculated at the end of the 3-year vesting period. The remaining 40% of your Equity Award would be in time-vested RSUs to vest annually in three equal tranches, subject to your continued employment with Eastern. Also, this letter confirms your agreement with Eastern that, as of December 31, 2024, Eastern will freeze the accrual of future benefits under your nonqualified defined benefit supplemental executive retirement plan with Cambridge Trust and, in 2025, Eastern will grant you an award of $2.3 million of restricted stock units that will vest in equal annual tranches over five years. We look forward to working with you! Please feel free to contact me if you have any questions. Very truly yours, Kathy Henry